Exhibit 99.1

EXECUTION VERSION

PRIVILEGED AND CONFIDENTIAL

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 21, 2023, is entered into by and among Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and each of the Persons set forth on Schedule A hereto (each, a “Stockholder” and together with Parent, the “Parties” and each, a “Party”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, as of the close of business on May 17, 2023, each Stockholder (a) is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Shares (including Company Restricted Shares) set forth opposite such Stockholder’s name on Schedule A (all such Shares, together with any New Shares (as defined below) such Stockholder acquires record or beneficial ownership on or after the date hereof until this Agreement shall have been validly terminated in accordance with Section 5.2, whether by purchase, upon exercise, vesting, settlement or conversion of any securities or otherwise, the “Subject Shares”), and (b) holds the number of shares of Company Stock Options and Company RSU Awards covering, in each case, the number of Shares set forth opposite such Stockholder’s name on Schedule A;

WHEREAS, Parent and VectivBio Holding AG, a corporation limited by shares organized under the laws of Switzerland (the “Company”), have entered into a Transaction Agreement, dated as of May 21, 2023 (as it may be amended from time to time, the “Transaction Agreement”), which provides, among other things, for Parent to commence a cash tender offer (the “Offer”) to purchase all of the outstanding Shares of the Company (subject to the Minimum Condition) and, following the completion of the Offer and provided that at such time Parent directly or indirectly has acquired or controls at least 90% of the then outstanding Shares (excluding Shares held by the Company or any of its Subsidiaries), for the Company and Ironwood Pharmaceuticals GmbH, a limited liability company organized under the laws of Switzerland and a Subsidiary of Parent, to consummate a statutory squeeze-out merger pursuant to which the Company will be merged with Merger Sub and Merger Sub will continue as the surviving entity (the “Merger”), each upon the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, the Company Board has unanimously approved the execution, delivery and performance by the Company of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Offer; and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Transaction Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to such Stockholder’s Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article I
AGREEMENT TO TENDER AND VOTE

1.1              Agreement to Tender. Subject to the terms of this Agreement, each Stockholder agrees to validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares (for clarity, other than Company Stock Options and Company RSU Awards, in each case, that are outstanding and unexercised or unsettled (as applicable) immediately prior to the Expiration Date) pursuant to and in accordance with the terms of the Offer, free and clear of all Liens except for Permitted Liens (as defined below). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than (1) the later of fifteen (15) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer or the date of delivery of the letter of transmittal with respect to the Offer or, with respect to shares held in “street name”, the date of delivery of materials from the applicable nominee or broker providing executable instructions regarding tendering into the Offer (but in any event prior to the Expiration Date) or (2) in respect of New Shares, no later than the earlier of (i) five (5) Business Days of the Stockholder acquiring such New Shares and (ii) the Expiration Date, each Stockholder shall deliver or cause to be delivered (whether by providing instruction to such Stockholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder, or otherwise) pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (b) an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Subject Shares that are represented by book-entry, and (c) all other documents or instruments, to the extent applicable, required to be delivered by other shareholders of the Company pursuant to the terms of the Offer in order to effect the valid tender of the Subject Shares (it being understood that this sentence shall not apply to Company Stock Options or Company RSU Awards, in each case, that are outstanding and unexercised or unsettled (as applicable) immediately prior to the Expiration Date). Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw or cause to be withdrawn any such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. For clarity, no Stockholder shall be required to exercise (or be prohibited from exercising) any unexercised Company Stock Options held by such Stockholder in order to comply with any provision of this Agreement, but any New Shares that are issued during the term of this Agreement in connection with the exercise of any Company Stock Option or settlement of any Company RSU Award shall immediately upon such issuance become subject to those provisions of this Agreement that are not otherwise applicable to unexercised Company Stock Options or unsettled Company RSU Awards.

1.2              Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, at any meeting of the shareholders of the Company (including the Company Shareholder Meeting), however called, including any postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as represented thereat for purposes of determining a quorum; and (b) be present or represented (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) for the approval and adoption of the Articles Amendment, the Board Modification, and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under the Exchange Act and Nasdaq Rules, the Delisting, (ii) against any proposal or motion not recommended by the Company Board that would be inconsistent with condition (c) set forth in Exhibit A of the Transaction Agreement; and (iii) against any change in the Company Board (other than re-elections proposed to the Annual Company Shareholder Meeting and the Board Modification). Until the Subject Shares are accepted for payment in the Offer, each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the shareholders of the Company generally. Except as set forth in this Section 1.2, nothing in this Agreement shall limit the right of any Stockholder to vote in favor of, against or abstain with respect to any matter presented to the shareholders of the Company.

Article II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, on its own account with respect to such Stockholder’s Subject Shares, to Parent as to such Stockholder on a several and not joint basis, that:

2.1              Authorization; Binding Agreement. Such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. If such Stockholder is married, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, a spousal consent substantially in the form attached as Exhibit A hereto has been duly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent, is enforceable against such Stockholder’s spouse in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

2.2              Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or the securities Laws of any state or other jurisdiction and the rules and regulations promulgated thereunder, (b) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any assets (including Subject Shares) of such Stockholder (other than one created by Parent), or (d) violate any Laws applicable to such Stockholder or by which any of its assets (including Subject Shares) are bound, except as would not, in the case of each of clauses (b), (c) and (d), reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair such Stockholder’s ability to timely perform its obligations under this Agreement. Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notifications, approvals or other consents are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by such Stockholder of this Agreement.

2.3              Ownership of Subject Shares; Total Shares. As of the date hereof, such Stockholder is and (except with respect to any Subject Shares Transferred in accordance with Section 4.1 or accepted for payment pursuant to the Offer) at all times during the term of this Agreement prior to its valid termination will be, the sole record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such Stockholder’s Subject Shares (together with, in the case of a Stockholder that is married, such Stockholder’s spouse to the extent that the Subject Shares and Company Stock Options constitute community property under applicable Laws) and has good and marketable title to all such Subject Shares free and clear of any Lien, except for (i) any such Lien that may be imposed pursuant to this Agreement, (ii) repurchase option of the Company and any other transfer restrictions under the applicable Company Restricted Share Purchase Agreement, and (iii) transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities Laws (collectively, “Permitted Liens”). The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the Shares owned (both beneficially and of record) by such Stockholder as of the date hereof. Without limiting the foregoing, as of the date hereof, other than the Subject Shares, Company Stock Options and Company RSU Awards listed on Schedule A opposite such Stockholder’s name, such Stockholder does not own beneficially or of record, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Shares (or any securities convertible into or exercisable or exchangeable or redeemable for Shares), or any interest therein.

2.4              Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Such Stockholder has not entered into any Contract that is inconsistent with, or would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder.

2.5              Reliance. Such Stockholder (a) has been represented by or has had the opportunity to be represented by, independent counsel of its own choosing, and has had the full right and opportunity to consult with its attorney and avail itself of this opportunity, (b) has, or as applicable, its authorized officers have, carefully read and fully understand this Agreement and the Transaction Agreement and, as applicable, have had the opportunity to have the Agreement and the Transaction Agreement fully explained by counsel of its choosing, and are fully aware of the contents thereof and its meaning, intent and legal effect, and (c) is, or as applicable, its authorized officers (as the case may be) are, competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Such Stockholder understands and acknowledges that Parent is entering into the Transaction Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6              Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit or proceeding pending against, or, to the actual knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s assets (including the Subject Shares) before or by any Governmental Entity that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.7              Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by such Stockholder.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholders that:

3.1              Organization and Qualification. Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair Parent’s ability to timely perform its obligations under this Agreement.

3.2              Authority for this Agreement. Parent has the corporate power and authority, and has taken all corporate action necessary, to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent has been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and assuming due authorization, execution and delivery by the Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent and is enforceable against Parent in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

3.3              Non-Contravention. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or the securities Laws of any state or other jurisdiction and the rules and regulations promulgated thereunder, (b) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, (c) violate any Law or order applicable to Parent or (d) violate any constituent or organizational documents of Parent, except as would not, in the case of each of clauses (b), (c) and (d), reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair Parent’s ability to perform its obligations under this Agreement. Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notifications, approvals or other consents are required to be obtained by Parent from, or to be given by Parent to, or be made by Parent with, any Governmental Entity in connection with the execution, delivery and performance by Parent of this Agreement.

3.4              Absence of Litigation. As of the date hereof, there is no action, suit or proceeding pending against, or, to the actual knowledge of Parent, threatened in writing against Parent before or by any Governmental Entity that would reasonably be expected to prevent or materially delay or impair the consummation by Parent of the transactions contemplated by this Agreement or otherwise materially impair the ability of Parent to perform its obligations hereunder.

Article IV
ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 5.2:

4.1              No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Transaction Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, such Stockholder shall not, directly or indirectly, without the prior written consent of Parent, (a) create or permit to exist any Lien, other than Permitted Liens, on any of such Stockholder’s Subject Shares, Company Stock Options or Company RSU Awards, (b) transfer, sell, assign, gift, hedge, lend, pledge or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, Company Stock Options or Company RSU Awards, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares, Company Stock Options or Company RSU Awards, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, Company Stock Options or Company RSU Awards (other than in connection with the exercise of voting rights at a general meeting of shareholders of the Company, provided such exercise does not result in a breach of Section 1.2), (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, (f) enter into any Contract that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect as though made on the date of such Contract or (g) approve or consent to any of the forgoing. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of such Stockholder’s Subject Shares, Company Stock Options or Company RSU Awards shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares, Company Stock Options or Company RSU Awards, as applicable, subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with Section 5.2. Notwithstanding the foregoing, (x) such Stockholder may make Transfers of its Subject Shares, Company Stock Options or Company RSU Awards as Parent may agree in writing, such agreement not to be unreasonably withheld, conditioned or delayed, subject to the terms and conditions contained in the applicable Company Stock Plan, Company Restricted Share Purchase Agreement and/or award agreement evidencing such Company Stock Options or Company RSU Awards (collectively, a “Company Plan”) and (y) such Stockholder may Transfer Subject Shares, Company Stock Options or Company RSU Awards (and any Shares underlying such Company Stock Options or Company RSU Awards) (i) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, (ii) by will or under the Laws of intestacy upon the death of such Stockholder, (iii) for estate planning purposes, (iv) by effecting a “net exercise” or “net settlement” of a Company Stock Option or Company RSU Award in which the Company holds back Shares otherwise issuable (but not in the sale of already owned Shares) either to pay the exercise price upon the exercise of a Company Stock Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise, vesting and/or settlement of a Company Stock Option, Company RSU Award or Company Restricted Share, in each case as permitted pursuant to the terms of any Company Plan, (v) to any investment fund or other entity controlled or managed by the Stockholder or the investment adviser or general partner of the Stockholder, or an entity under common control or management with the Stockholder (in each case, directly or indirectly), or (vi) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, or shareholders pursuant to the Stockholder’s organizational documents; provided, that the transferee of the Transfer referred to in clauses (x) or (y)(i)-(vi) shall have, prior to any such Transfer, executed and delivered to Parent a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute a “Stockholder” for all purposes of this Agreement. Nothing herein will restrict the ability of Stockholder to exercise any Company Stock Options.

4.2              No Exercise of Appraisal Rights. Such Stockholder irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, or attempt to exercise, assert or perfect any appraisal rights or dissenters’ rights in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer and/or the transactions contemplated by the Transaction Agreement.

4.3              Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law. Such Stockholder consents to and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Offer and any transactions contemplated by the Transaction Agreement, such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent may (provided that the Stockholder shall have a reasonable opportunity to review, comment and approve that portion of any disclosure that identifies the Stockholder by name prior to any such filing, such approval not to be unreasonably withheld, conditioned or delayed), file this Agreement or a form hereof with the SEC or any other Governmental Entity. Such Stockholder agrees to promptly give Parent any information reasonably necessary for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Notwithstanding the foregoing, Parent hereby consents to and authorizes the publication and disclosure by Stockholder (including in a Schedule 13D or any other publicly filed documents related the Offer or any other transactions contemplated by the Transaction Agreement) of the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Stockholder reasonably determines to be necessary in any SEC disclosure document in connection with the Offer or any of the other transactions contemplated by the Transaction Agreement or this Agreement.

4.4              New Shares; Adjustments. Any shares or other equity securities of the Company that are issued to, or that a Stockholder acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, after the date of this Agreement and prior to the valid termination of this Agreement, whether pursuant to purchase, grant, exercise, vesting, settlement, exchange or conversion of, or other transaction involving any and all options, rights or other securities (“New Shares”), including pursuant to the grant, exercise, settlement and/or vesting (as applicable) of Company Stock Options and/or Company RSU Awards, shall be subject to the terms and conditions of this Agreement applicable to Subject Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the share capital of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities and the term “Subject Shares” shall be deemed to refer to and include such securities.

4.5              Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any action, suit or proceeding, derivative or otherwise, against Parent, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Transaction Agreement (including any claim seeking to enjoin or delay the Acceptance Time), except to enforce the terms thereof or (b) alleging a breach of any duty of the Company Board in connection with the Transaction Agreement, this Agreement or the transactions contemplated thereby or hereby.

4.6              No Solicitation. Except as otherwise permitted pursuant to the Transaction Agreement, each Stockholder agrees that it shall not, and shall cause its Representatives not to, directly or indirectly, take any action that would violate Section 4.3 of the Transaction Agreement if such action were taken by the Company or any of its Representatives, or that would otherwise cause the Company, its Subsidiaries or any of their respective Representatives to violate Section 4.3 of the Transaction Agreement. Each Stockholder shall, and cause its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal.

Article V
MISCELLANEOUS

5.1              Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepared, via reputable nationwide overnight courier service, (c) immediately upon delivery by hand, (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (e) if sent by email transmission after 5:00 p.m. recipient’s local time, the Business Day following the date of transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender). All notices hereunder shall be delivered as follows: (x) if to Parent, in accordance with the provisions of the Transaction Agreement and (y) if to a Stockholder, to such Stockholder’s address or email address set forth on Schedule A, or to such other address or email address as such Party may hereafter specify in writing for the purpose by notice to each other Party.

5.2              Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Transaction Agreement in accordance with its terms, (b) the Acceptance Time, (c) any amendment to the Transaction Agreement or the Offer is effected, in each case without Stockholder’s written consent, that decreases the amount, or changes the form, of consideration payable to all shareholders of the Company pursuant to the terms of the Transaction Agreement or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any Party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any valid termination of this Agreement in accordance with Section 5.2.

5.3              Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

5.4              Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, whether or not the Offer is consummated.

5.5              Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates at any time, provided that no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

5.6              Entire Agreement; Counterparts; .pdf Signature. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

5.7              Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 5.2, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Any Party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement involving a Willful Breach or fraud.

5.8              Jurisdiction; Waiver of Jury Trial.

(a)               Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)               EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.9              Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

5.10          Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

5.11          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

5.12          Interpretation. When a reference is made in this Agreement to a Section, Article or Schedule such reference shall be to a Section, Article or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, and all references to “CHF” in this Agreement are to the lawful currency of Switzerland.

5.13          Further Assurances. Upon the reasonable request of Parent, each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to perform its obligations under this Agreement.

5.14          Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a shareholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director or officer of the Company. Nothing herein shall in any way restrict a Stockholder that is director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company if such action (or failure to act) would be inconsistent with the exercise of his or her fiduciary duties as a director or officer of the Company or as a trustee or fiduciary of any employee benefit plan or trust.

5.15          No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Transaction Agreement is executed by all Parties thereto and (ii) this Agreement is executed by the Parties.

5.16          Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder. Further, Parent agrees that no Stockholder will be liable for claims, losses, damages, liabilities or other obligations of, or incurred by, the Company resulting from the Company’s breach of the Transaction Agreement except to the extent that breach of such Stockholder’s obligations hereunder was also involved in such breach by the Company.

5.17          No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

5.18          No Recourse. Parent agrees that no Stockholder will be liable for any claims, losses, damages, liabilities or other obligations resulting from any breach of the Transaction Agreement by the Company or any breach hereof by any other Stockholder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date set forth in the introductory clause.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Tom McCourt
	Name:	Tom McCourt
	Title:	Chief Executive Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

OrbiMed Private Investments VII, LP

By:	OrbiMed Capital GP VII LLC, its General Partner

	By:	OrbiMed Advisors LLC, its Managing Member

	By:	/s/ David Bonita
	Name:	David P. Bonita
	Title:	Member

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

OrbiMed Private Investments V, LP

By:	OrbiMed Capital GP V LLC, its General Partner

	By:	OrbiMed Advisors LLC, its Managing Member

	By:	/s/ David Bonita
	Name:	David P. Bonita
	Title:	Member

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

Versant Venture Capital V, L.P.
Versant Affilaite Fund V, L.P.
Versant Ophthalmic Affiliates Fund I, L.P.

By:	Versant Ventures V, LLC
Its:	General Partner

	By:	/s/ Max Eisenberg
	Name:	Max Eisenberg
	Title:	Chief Operating Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

Versant Venture Capital V (Canada) LP

By:	Versant Ventures V (Canada), L.P.
By:	Versant Ventures V GP-GP (Canada), Inc.
Its:	General Partner

	By:	/s/ Max Eisenberg
	Name:	Max Eisenberg
	Title:	Chief Operating Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

Versant Affiliates Fund V, L.P.

By:	Versant Ventures V, LLC.

	By:	/s/ Max Eisenberg
	Name:	Max Eisenberg
	Title:	Chief Operating Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

Versant Ophthalmic Affiliates Fund I, L.P.

By:	Versant Ventures V, LLC.

	By:	/s/ Max Eisenberg
	Name:	Max Eisenberg
	Title:	Chief Operating Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

Versant Vantage I, LP

By:	Versant Vantage I GP, L.P..
By:	Versant Vantage I GP-GP, LLC
Its:	General Partner

	By:	/s/ Max Eisenberg
	Name:	Max Eisenberg
	Title:	Chief Operating Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

FORBION GROWTH II MANAGEMENT B.V. ON BEHALF OF FORBION GROWTH OPPORTUNITIES FUND II COӦPERATIEF U.A.

By:	/s/ Wouter Joustra
	Name:	Wouter Joustra
	Title:	Signing as authorized proxy

By:	/s/ Nanna Lüneborg
Name:	Nanna Lüneborg
Title:	Signing as authorized proxy

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Thomas Woiwode
Thomas Woiwode

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Hans Schikan
Hans Schikan

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Sandip Kapadia
Sandip Kapadia

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Murray Stewart
Murray Stewart

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Luca Santarelli
Luca Santarelli

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Claudia D’Augusta
Claudia D’Augusta

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Christian Meyer
Christian Meyer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Kevin Harris
Kevin Harris

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Martine Mazzetti
Martine Mazzetti

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

/s/ Wouter Joustra
Wouter Joustra

[Signature Page to Tender and Support Agreement]

Schedule A

Name and Address of Stockholder	Number of Shares (including Company Restricted Shares)	Number of Company Stock Options	Number of Company RSU Awards
OrbiMed Private Invest- ments V, LP [Redacted]	1,736,527	0	0
OrbiMed Private Invest- ments VII, LP [Redacted]	3,420,034	0	0
Versant Venture Capital V, L.P. [Redacted]	1,654,207	0	0
Versant Affiliates Fund V, L.P. [Redacted]	49,760	0	0
Versant Ophthalmic Af- filiates Fund I, L.P. [Redacted]	55,080	0	0
Versant Venture Capital V (Canada) LP [Redacted]	125,894	0	0
Versant Vantage I, L.P. [Redacted]	2,982,224	0	0
Forbion Growth Opportu- nities Fund II Coöperatief U.A. [Redacted]	5,129,270	0	0

[Schedule A to Tender and Support Agreement]

Thomas Woiwode, [Redacted]	24,499	30,000	16,332
Hans Schikan, [Redacted]	71,050	45,000	0
Sandip Kapadia, [Redacted]	73,093	20,000	6,875
Murray Willis Stewart, [Redacted]	17,496	20,000	16,665
Luca Santarelli, [Redacted]	1,543,187	2,845,000	0
Claudia D'Augusta, [Redacted]	454,000	558,000	0
Christian Meyer, [Redacted]	354,329	498,000	0
Kevin Harris, [Redacted]	298,613	310,000	83,488
Martine Mazzetti, [Redacted]	102,000	227,000	0
Wouter Joustra, [Redacted]	0	0	0

[Signature Page to Tender and Support Agreement]

EXHIBIT A
FORM OF SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of [●] (the “Stockholder”), that the undersigned has read and understands the contents and terms of the Tender and Support Agreement (the “Agreement”), entered into as of May 21, 2023, by and among Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and the undersigned’s spouse (the “Stockholder”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned hereby agrees that the interest of Stockholder in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by Stockholder. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes Stockholder to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by Stockholder shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated: [ • ], 2023	SPOUSE:	[_____________]

Signature:

	Print name:	[•]

[Signature Page to Spousal Consent]